Exhibit 10.7.5
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 25, 2007 by and between NewAlliance Bank, a Connecticut savings bank (the “Bank”), and Diane L. Wishnafski (the “Executive”).

W I T N E S S E T H :

        WHEREAS, the Executive is currently employed as the Executive Vice President, Consumer & Business Banking Services of the Bank pursuant to an employment agreement between the Bank and the Executive originally entered into as of April 1, 2004 and amended and restated effective June 27, 2006 (the “Employment Agreement”);

        WHEREAS, the Bank desires to amend and restate the Employment Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes;

        WHEREAS, NewAlliance Bancshares, Inc., a business corporation organized under the laws of the State of Delaware and the holding company of the Bank (the “Company”), and the Bank desire to ensure that the Company and the Bank are assured of the continued availability of the Executive’s services as provided in this Agreement, with the Bank also referred to herein as the “Employer”; and

        WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Employer and the Executive hereby agree as follows:

SECTION 1.                                EFFECTIVE DATE; EMPLOYMENT.

        This Agreement shall be effective on the date first written above (the “Effective Date”), provided that all changes intended to comply with Section 409A of the Code, including without limitation changes to Sections 9, 10 and 11 of the Agreement, shall be retroactively effective to January 1, 2005; and provided further that no retroactive change shall affect the compensation or benefits previously paid to the Executive.  The Bank agrees to employ the Executive, and the Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement.

SECTION 2.                                EMPLOYMENT PERIOD.

        (a) The terms and conditions of this Agreement shall be and remain in effect during  the period of two years beginning on April 1, 2007 (the “Commencement Date”)  and ending on the second anniversary of the Commencement Date (the “Initial Term”), plus such extensions, if any, as are provided pursuant to Section 2(b) hereof (the “Employment Period”).

        (b) Except as provided in Section 2(c), prior to the first annual anniversary of the Commencement Date and each annual anniversary thereafter, the Board of Directors of the Employer shall consider and review (after taking into account all relevant factors, including the Executive’s performance and any recommendation of the Chief Executive Officer) a one-year extension of the term of this Agreement, and the term shall continue to extend each year (beginning with the first annual anniversary date) if the Board of Directors so approve such extension unless the Executive gives written notice to the Employer of the Executive’s election not to extend the term, with such notice to be given not less than ninety (90) days prior to any such anniversary date.  If the Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive not less than ninety (90) days prior to any such anniversary date.  If the Executive does not receive such notice, the Executive may, by written notice given at any time during the ninety (90) days prior to the relevant anniversary date, request from the Board of Directors written confirmation that the term has been extended and, if such confirmation is not received by the Executive within thirty (30) days after the request therefor is made, the Executive may treat the term as having not been extended. Upon termination of the Executive’s employment with the Employer for any reason whatsoever, any annual extensions provided pursuant to this Section 2(b), if not theretofore discontinued, shall automatically cease. In addition, no annual renewals shall extend beyond the Executive’s 65th birthday, and in no event shall the Employment Period extend beyond the Executive’s 65th birthday.

        (c) Nothing in this Agreement shall be deemed to prohibit the Employer at any time from terminating the Executive’s employment during the Employment Period with or without notice for any reason, provided, however, that the relative rights and obligations of the Employer and the Executive in the event of any such termination, including any requirements with respect to prior notice of such termination, shall be determined under this Agreement.

SECTION 3.                                DUTIES.

        Throughout the Employment Period, the Executive shall serve as Executive Vice President, Consumer & Business Banking Services of the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the Bylaws of the Bank and as are customarily associated with such position or, irrespective of the office, title or other designation, if any, a position with responsibilities and powers substantially identical to such position with the Bank.  During the Initial Term (and thereafter in the discretion of the Chief Executive Officer), the Executive shall report directly to the Chief Executive Officer of the Bank. The Executive shall devote her full business time, attention, skills and efforts (other than during weekends, holidays, vacation periods, and periods of illness or leaves of absence and other than as permitted or contemplated by Section 7 hereof) to the business and affairs of the Employer and shall use her best efforts to advance the interests of the Employer.

SECTION 4.                                CASH AND OTHER COMPENSATION.

        (a) In consideration for the services to be rendered by the Executive hereunder, the Bank shall pay to her a salary of two hundred sixty five thousand dollars ($265,000) annually (“Base Salary”) as of the date of restatement of this Agreement.  The Executive’s Base Salary shall be payable in approximately equal installments in accordance with the Bank’s customary payroll practices for senior officers.  Base Salary shall include any amounts of compensation deferred by the Executive under any tax-qualified retirement or welfare benefit plan or any other deferred compensation arrangement.  The Compensation Committee of the Board of Directors of the Bank (the “Bank Board”) shall review the Executive’s annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve months, and may, in its discretion, approve an increase therein.  Such review of the Executive’s Base Salary shall take into account not only the Executive’s performance as well as the Employer’s performance since the date of the last review conducted pursuant to this Section 4(a) but also shall take into consideration the salaries of similar situated officers at comparably situated financial institutions as determined by the Compensation Committee thereof as well as any recommendation of the Chief Executive Officer.  In addition to salary, the Executive may receive other cash compensation from the Employer for services hereunder at such times, in such amounts and on such terms and conditions as the Bank Board  may determine from time to time. Any increase in the Executive’s annual salary shall become the Base Salary of the Executive for purposes hereof.  The Executive’s Base Salary as in effect from time to time cannot be decreased by the Employer without the Executive’s express prior written consent.

        (b) The Executive shall be entitled to participate in an equitable manner with all other executive officers of the Employer in discretionary bonuses to executive officers as authorized by the Bank Board.  No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such bonuses when and as declared by the Bank Board.  In connection with the foregoing, under the terms of the Bank’s Executive Short Term Incentive Plan (the “ESTIP”), annual cash bonuses can be awarded to the Executive in an amount equal to up to 200% of the Executive’s Base Salary as in effect at the start of the ESTIP’s plan year to which the bonus relates.  The Compensation Committee of the Bank Board shall make an annual determination of the exact percentage of Base Salary to be used with respect to the possible bonus, if any, to be paid to the Executive for the relevant plan year and shall notify the Executive by the end of January of the ESTIP’s plan year to which such percentage shall be applicable, commencing January 2006.

SECTION 5.                                EMPLOYEE BENEFIT PLANS AND PROGRAMS.

(a) During the Employment Period, the Executive shall be treated as an employee of the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings or profit-sharing plans covering employees of the Bank (including but not limited to the Company’s Employee Stock Ownership Plan (the “ESOP”), the  Bank’s defined benefit Pension Plans the Bank’s 401(k) Profit Sharing Plan, the Bank’s Supplemental Executive Retirement Plan and the Bank’s 2004 Supplemental

Executive Retirement Plan and any other similar plans that may be adopted in the future), any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, the ESTIP and any incentive compensation plans or program or any stock benefit plans) as may from time to time be maintained by, or cover employees of, the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Bank’s customary practices.  Nothing paid to the Executive under any such plan or program will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

        (b)  During the Employment Period, the Bank shall provide the Executive with an expense allowance (“Expense Allowance”) payable monthly equal to $700 per month to pay for the costs of an automobile.  Such Expense Allowance shall take into account the federal and state income tax effect on the Executive of receipt of such allowance.   In the event that with respect to a given calendar year occurring during the term of this Agreement, the Executive believes that she drove during such year Business Miles (as hereinafter defined) in excess of the Covered Business Miles (as hereinafter defined) in connection with the business of the Bank and wishes to seek reimbursement as provided herein for such excess, within 40 days after the end of such calendar year, the Executive shall provide information to the Bank (as well as any additional information as the Bank may reasonably request in order to review the Executive’s claim) with respect to the number of miles driven in such calendar year in connection with the business of the Bank (“Business Miles”).  In the event the number of Business Miles driven during such calendar year is determined by the Bank to be more than 3,600 (“Covered Business Miles”), the Bank will provide the Executive an additional reimbursement for the Business Miles in excess of the Covered Business Miles at a rate equal to the standard mileage rate as published by the Internal Revenue Service for the period in which the excess Business Miles were incurred (“Reimbursement Rate”), with such reimbursement to be provided no later than March 15 of the year immediately following the year in which the excess Business Miles were incurred.  The Expense Allowance, the Covered Business Miles and the Reimbursement Rate shall be reviewed annually by the Compensation Committee of the Bank Board and, if increased, shall be reflected in an addendum hereto.  Notwithstanding the foregoing, nothing herein shall be deemed to impose upon the Bank or obviate the Executive’s obligation, legal or otherwise, to maintain liability insurance with respect to the Executive’s personal use of an automobile.

        (c) The Bank shall provide and pay for a parking space for Executive in the Bank’s main office parking garage or, if such space shall become unavailable due to tenant commitments or otherwise, in an alternative convenient closed parking garage.

        (d) The Executive shall be entitled to paid holidays and paid vacations consistent with the Bank’s policy for executive officers.

        (e) The Employer shall provide during the term of this Agreement, subject to the limitations set forth herein, for the Executive to receive, at the Employer’s expense, the services of a tax professional and a personal financial planning professional (which may be the same person or entity for both services) (the “Tax Service Professional”) selected by the Employer and reasonably satisfactory to the Executive.  Subject to the limitations set forth herein, if the Employer does not specify a Tax Services Professional reasonably acceptable to the Executive, the Executive will be entitled to use the services of a Tax Services Professional of her choosing and seek reimbursement by the Employer for the reasonable cost of such Tax Service Professional actually incurred by the Executive.  The services to be provided shall include (i) the preparation of all required federal, state and local personal income tax returns, (ii) advice with respect to federal, state and local income tax treatment of cash and other forms of compensation paid to the Executive by the Employer and (iii) investment and retirement counseling and estate planning.  Notwithstanding the foregoing, the annual cost to the Employer of providing the services to the Executive of such Tax Service Professional, whether such Tax Service Professional is selected by the Employer or the Executive, shall not exceed $2,000 (the “Annual Cost”), prior to any adjustment for income tax effects of reimbursement for such expense.  Reimbursement of the Executive for the Annual Cost shall take into account the federal and state income tax effect on the Executive of receipt of such Annual Cost, and such reimbursement shall be paid promptly by the Employer and in any event no later than March 15 of the year immediately following the year in which the Annual Cost was incurred.  The Annual Cost shall be reviewed annually by the Compensation Committee of the Bank Board and, if increased, shall be reflected in an addendum hereto.

        (f)           During the Employment Period, the Employer will reimburse and/or pay for the Executive’s cost of membership in the New Haven Country Club (non-golf membership) (or such other club reasonably agreed to by the Employer and the Executive), including all membership bonds or surety, initiation or membership fees, annual dues, capital assessments, and all business-related expenses incurred at the club (“Club Expenses”).  The Executive shall be reimbursed for the cost of Club Expenses expended by the Executive and any such reimbursement and/or payment of the Club Expenses by the Employer shall take into account the federal and state income tax effect on the Executive of receipt of reimbursement for the Club Expenses, with such reimbursement to be paid promptly by the Employer and in any event no later than March 15 of the year immediately following the year in which the Club Expenses were incurred.

SECTION 6.                                INDEMNIFICATION AND INSURANCE.

        (a) During the Employment Period and for a period of six years thereafter, the Employer shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Employer or service in other capacities at the request of the Employer.  The coverage provided to the Executive pursuant to this Section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Employer or any successors.

        (b) To the maximum extent permitted under applicable law, the Employer shall indemnify the Executive against and hold the Executive harmless from any costs, liabilities, losses and exposures that may be incurred by the Executive in her capacity as a director or officer of the Employer or any subsidiary or affiliate.

SECTION 7.                                OUTSIDE ACTIVITIES.

        The Executive may (a) serve as a member of the boards of directors of such business, community and charitable organizations as the Executive may disclose to and as may be approved by the Employer (which approval shall not be unreasonably withheld), and (b) perform duties as a trustee or personal representative or in any other fiduciary capacity, provided that in each case such service shall not materially interfere with the performance of the Executive’s duties under this Agreement or present any conflict of interest.  The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of the Executive’s duties hereunder, provided that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Employer and generally applicable to all similarly situated executives. If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, the Executive shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

SECTION 8.                                WORKING FACILITIES AND EXPENSES.

        It is understood by the parties that the Executive’s principal place of employment shall be at the Bank’s principal executive office located in New Haven, Connecticut, or at such other Bank Board approved location within 50 miles of the address of such principal executive office, or at such other location as the Employer and the Executive may mutually agree upon.  The Employer shall provide the Executive at her principal place of employment with a private office, secretarial services and other support services and facilities suitable to her position with the Employer and necessary or appropriate in connection with the performance of her assigned duties under this Agreement.  The Employer shall reimburse the Executive for her ordinary and necessary business expenses attributable to the Employer’s business, including, without limitation, the Executive’s travel and entertainment expenses incurred in connection with the performance of her duties for the Employer under this Agreement, in each case upon presentation to the Employer of an itemized account of such expenses in such form as the Employer may reasonably require, and such reimbursement shall be paid promptly by the Employer and in any event no later than March 15 of the year immediately following the year in which the expenses were incurred.

SECTION 9.                                TERMINATION OF EMPLOYMENT WITH BENEFITS.

        (a) Subject to Sections 9(b) and 9(c), the Executive shall be entitled to the benefits described in Section 9(b) in the event that:

    (i) her employment with the Bank terminates during the Employment Period as a result of the Executive’s termination for Good Reason (as defined in Section 9(a)(i)(A) and (B) of this Agreement), which shall mean a termination based on the following:

        (A) any material breach of this Agreement by the Employer, including without limitation any of the following: (1) a material diminution in the Executive’s base compensation, (2) a material diminution in the Executive’s authority, duties or responsibilities as prescribed in Section 3, or (3) a material diminution in the authority, duties or responsibilities of the officer to whom the Executive is required to report, or

        (B) any material change in the geographic location at which the Executive must perform her services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employer within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employer shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employer received the written notice from the Executive.  If the Employer remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employer does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period; or

    (ii) the Executive’s employment with the Employer is terminated by the Bank during the Employment Period for any reason other than for “cause,” death or ADisability,” as provided in Section 10(a).

         (b) Subject to Section 9(c), and provided that no Change in Control (as defined in Section 11(a) hereof) has occurred, the Employer shall pay and provide to the Executive (or, in the event of her subsequent death, to her estate) the following severance benefits for the period beginning on the date that her employment terminates and ending on either (i) the last day of the Employment Period or (ii) 24 months subsequent to the date of termination, whichever period is greater (the “Severance Benefits Period”):

    (i) her earned but unpaid Base Salary (including, without limitation, all items which constitute wages under applicable law and the payment of which is not otherwise provided for in this Section 9(b)) as of the date of the termination of her employment, with such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after termination of employment;

    (ii) the benefits, if any, to which she is entitled under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank’s officers and employees (such benefits not to include the expense allowance provided by Section 5(b)) through the date of the termination of her employment;

    (iii) continued group life, health, dental and accident insurance benefits, in addition to that provided pursuant to Section 9(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Executive, for the Severance Benefits Period, coverage equivalent to the coverage to which she would have been entitled under such plans if she had continued to be employed during such period; provided that any insurance premiums payable by the Employer or any successors pursuant to this Section 9(b)(iii) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employer, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employer in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employer in any other taxable year;

    (iv) a lump sum cash amount equal to the projected cost to the Employer of providing group long-term disability insurance benefits to the Executive for the Severance Benefits Period, with the projected cost to the Employer to be based on the costs incurred as of the date of termination as determined on an annualized basis;

    (v) a lump sum cash amount, payable within 30 days following termination of employment, equal to the present value of (A) the Executive’s Annual Compensation (as hereinafter defined) multiplied by (B) a fraction which is either (1) the number of days left in the Employment Period if the Executive had not been terminated or (2) 730, whichever is greater, divided by 365, using a discount rate equal to the short-term applicable federal rate (determined under Section 1274(d) of the Code) as published by the Internal Revenue Service (the “IRS”) for the month in which the termination of employment occurs, compounded monthly;

    (vi) a lump sum cash amount equal to the present value, determined by using a discount rate equal to the short-term applicable federal rate (determined under Section 1274(d) of the Code) as published by the IRS for the month in which the termination of employment occurs, of the pro rata portion of any target bonus awarded to the Executive under the Bank’s Executive Incentive Plan (the “EIP”) (or such other short-term incentive compensation plan(s) that the Employer may adopt subsequent to the date hereof as a replacement therefor) which relates to the calendar year in which such termination occurs; provided that such pro rata portion will be calculated by multiplying the amount of the target bonus by a fraction the numerator of which is the number of days elapsed in the calendar year as of the date of termination and the denominator is 365; provided, further, that such pro rated target bonus shall be paid within 30 days following termination of employment;

    (vii) a lump sum cash amount, payable within 30 days following termination of employment, equal to the present value, determined by using a discount rate equal to the short-term applicable federal rate (determined under Section 1274(d) of the Code) as published by the IRS for the month in which the termination of employment occurs, of the excess, if any, of:

        (A) the value of the aggregate benefits to which she would be entitled under any and all qualified defined benefit pension plans and non-qualified plans related thereto maintained by, or covering employees of, the Bank if she were 100% vested thereunder and had continued to be employed during the Severance Benefits Period at the highest annual rate of Base Salary achieved during the Employment Period; over

        (B) the value of the benefits to which she is actually entitled under such defined benefit pension plans as of the date on which her employment terminates; such present values to be determined using the mortality tables prescribed under Section 415(b)(2)(E)(v) of the Code; and

    (viii) a lump sum cash amount, payable within 30 days following termination of employment, equal to the present value, determined by using a discount rate equal to the short-term applicable federal rate (determined under Section 1274(d) of the Code) as published by the IRS for the month in which the termination of employment occurs, of the additional employer contributions to which she would have been entitled under any and all qualified defined contribution plans and non-qualified plans related thereto maintained by, or covering employees of, the Bank as if she were 100% vested thereunder and had continued to be employed during the Severance Benefits Period at the highest annual rate of Base Salary achieved during the Employment Period and making the maximum amount of employee contributions, if any, required or permitted under such plan or plans, provided that no payments shall be made pursuant to this subsection (viii) with respect to the Company’s ESOP if the ESOP  is terminated effective as of a date within one year of the date of the termination of the Executive’s employment, with the Executive to reimburse the Employer for any such payments previously made within 30 days of the Executive’s receipt of a request for reimbursement from the Employer.

        The Executive’s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the sum of (i) the Executive’s Base Salary in effect as of the date of termination of her employment and (ii) the greater of (A) the average of the cash incentive compensation earned by the Executive from the Employer or any subsidiary thereof during the three calendar years immediately preceding the calendar year in which the date of termination occurs or (B) the amount of the Executive’s target bonus under the EIP (or such other short-term incentive compensation plan(s) that the Employer may adopt subsequent to the date hereof as a replacement therefor) for the calendar year in which the termination occurs; provided, however, for purposes of clause (ii) bonuses earned under the Bank’s Performance Unit Plan will not be included in cash incentive compensation for purposes of determining average cash incentive compensation (or with respect to Section 11(b), the highest level of cash incentive compensation).

        The Employer and the Executive further agree that the Employer may condition the payments and benefits (if any) due under Sections 9(b)(iii), (iv), (v), (vi), (vii) and (viii) on the receipt of the Executive’s resignation from any and all positions which she holds as an officer, director or committee member with respect to the Employer or any of its subsidiaries or affiliates and to the execution of a general release by the Executive.

        (c) The Executive shall not be required to mitigate the amount of any benefits provided pursuant to the provisions of Section 9(b) by seeking other employment or otherwise. However, if the Executive becomes or is employed by another employer subsequent to the first year following termination, any compensation received by the Executive subsequent to the first year following termination through the end of the Severance Benefits Period shall be offset dollar for dollar against the Employer’s obligations set forth in Section 9(b) except with respect to Section 9(b)(iii), with the Executive to reimburse the Employer the amount of the offset with respect to amounts previously paid by the Employer within 30 days of the Executive’s receipt of a request for reimbursement from the Employer.  In addition, if the Executive becomes employed by another entity subsequent to termination hereunder, and under the terms of such employment is entitled to benefits substantially similar to those provided in Section 9(b)(iii), the Employer will not be required to continue provision of the benefits set forth in said Section 9(b)(iii) for the remainder of the Severance Benefits Period.

SECTION 10.                                TERMINATION WITHOUT ADDITIONAL EMPLOYER LIABILITY.

        (a) In the event that the Executive’s employment with the Employer shall terminate during the Employment Period on account of:

    (i) the discharge of the Executive for “cause,” which, for purposes of this Agreement, shall mean a discharge because the Bank Board determines that the Executive has: (A) willfully failed to perform her assigned duties under this Agreement, other than any failure resulting from the Executive’s incapacity due to physical or mental injury or illness; (B) committed an act involving moral turpitude in the course of her employment with the Employer and its subsidiaries or affiliates; (C) engaged in willful misconduct; (D) breached her fiduciary duties for personal profit; (E) willfully violated, in any material respect, any law, rule or regulation (other than traffic violations or similar offenses), written agreement or final cease-and-desist order with respect to her performance of services for the Bank, as determined by the Bank Board; or (F) materially breached the terms of this Agreement and failed to cure such material breach during a 15-day period following the date on which the Bank Board gives written notice to the Executive of the material breach;

    (ii) the Executive’s voluntary resignation from employment (including voluntary retirement) with the Bank for reasons other than Good Reason as specified in Section 9(a)(i); or

    (iii) the death of the Executive while employed by the Employer, or the termination of the Executive’s employment because of “Disability” as defined in Section 10(c) below;

then in any of the foregoing events, the Employer shall have no further obligations under this Agreement, other than (A) the payment to the Executive of her earned but unpaid compensation as of the date of the termination of her employment, (B) the payment to the Executive of the benefits to which she is entitled under all applicable employee benefit plans and programs and compensation plans and programs as of the date of termination of her employment, and (C) the provision of such other benefits, if any, to which she is entitled as a former employee under the Bank’s and/or the Company’s employee benefit plans and programs and compensation plans and programs.

        (b) For purposes of this Section 10, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Bank Board or based upon the written advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer.  The cessation of employment of the Executive shall not be deemed to be for “cause” within the meaning of Section 10(a)(i) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the members of the Bank Board at a meeting of such Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, the Executive is guilty of the conduct described in Section 10(a)(i) above, and specifying the particulars thereof in detail.

        (c)  “Disability” shall be deemed to have occurred if the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.

        (d) During any period in which the Executive is absent due to physical or mental impairment, the Employer may, without breaching this Agreement, appoint another person or persons to act as interim Executive Vice President pending the Executive’s return to her duties on a full-time basis hereunder or her termination as a result of such Disability.  Prior to the Executive’s employment being terminated due to Disability under Section 10(e) hereof, the Executive shall continue to receive her full Base Salary, bonuses and other benefits to which she is entitled under this Agreement, including continued participation in all employee benefit plans and programs.

        (e) The Employer may provide notice to the Executive in writing that it intends to terminate the Executive’s employment under this Agreement, with the termination date to be on or after the date that the Executive is deemed to have a Disability.  At the time her employment hereunder is terminated due to Disability, (i) the Executive shall not be entitled to any payments or benefits pursuant to Sections 4 and 5 hereof for periods subsequent to such date of termination, and (ii) the Executive shall become entitled to receive the Disability payments that may be available under any applicable long-term disability plan or other benefit plan.

SECTION 11.                                PAYMENTS UPON A CHANGE IN CONTROL.

        (a)  The term “Change in Control” shall mean a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.  In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them.

        (b) If the Executive’s employment by the Employer shall be terminated subsequent to a Change in Control and during the term of this Agreement by (i) the Employer for other than Cause, Disability, Retirement or the Executive’s death or (ii) the Executive for Good Reason as defined in Section 9(a)(i) hereof, then the Employer shall pay to the Executive a severance benefit in a lump sum payment, within five (5) days after the effective time of such termination of employment, equal to the sum of (i) three times her Base Salary as of the date of termination of her employment, (ii) three times the highest level of cash incentive compensation earned by the Executive from the Employer or any subsidiary thereof in any one of the three calendar years immediately preceding the year in which the termination occurs and (iii) the amounts specified in Sections 9(b)(i), (ii), (iv), (vi), (vii) and (viii) (notwithstanding any contrary language contained therein with respect to payment being over a longer time period) except in calculating the amount of such benefits, to the extent applicable, the Severance Benefits Period will be for a period of three years commencing on the date of the termination of the Executive’s employment. In addition, for purposes of calculating the amount due pursuant to clause (ii) above, bonuses earned under the Bank’s Performance Unit Plan will not be included in calculating the highest level of cash incentive compensation. In calculating the benefits due to the Executive under Section 9(b)(vii) with respect to the Bank’s 2004 Supplemental Executive Retirement Plan related to its pension plan, in accordance with the terms thereof, the Executive will be treated as having attained the age equal to the greater of (x) her actual age as of the date of termination or (y) age 55. In addition, the Employer shall provide the Executive with the benefits provided for in Section 9(b)(iii) for the Severance Benefits Period, as adjusted above to be for a period of three years subsequent to termination of employment, subject to compliance with the last proviso clause contained in such subsection.  In the event that the Employer is unable to provide the benefits set forth in said Section 9(b)(iii) due to the change in the Executive’s status to that of a non-employee, the Employer shall include in the lump sum payment due pursuant to the terms of this Section 11(b) the value of the benefits required to be provided by said Section 9(b)(iii) for the Severance Benefits Period as amended by this Section 11(b).  The severance and other benefits payable pursuant to this Section 11(b) shall not be subject to reduction pursuant to the provisions of Section 9(c).

SECTION 12.                                LIMITATION ON CHANGE IN CONTROL PAYMENT.

        In the event that:

(i)
the aggregate payments or benefits to be made or afforded to the Executive pursuant to this Agreement, together with other payments and benefits which the Executive has a right to receive from the Employer, which are deemed to be parachute payments as defined in Section 280G of the Code, or any successor thereof (the “Termination Benefits”), would be deemed to include an “excess parachute payment” under Section 280G of the Code; and

(ii)
if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with said Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state, local and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (i) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (ii) the product of the Termination Benefits and the marginal rate of any applicable state, local and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount.  If the Termination Benefits are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits to be provided in kind.

SECTION 13.                                SOURCE OF PAYMENTS.

        All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

SECTION 14.                                COVENANT NOT TO COMPETE.

        In the event the Executive’s employment with the Employer is terminated for any reason prior to the expiration of the Employment Period (except as set forth below), the Executive hereby covenants and agrees that for a period of two years following the date of her termination of employment with the Employer (or, if less, for the Severance Benefits Period), she shall not, without the written consent of the Employer, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within any county in which the Company or the Bank maintains an office as of the date of termination of the Executive’s employment. In addition, in the event of a breach by the Executive of any of the provisions of this Section 14, the Employer may avail itself of such remedies that may be available to it as a result of such breach by the Executive, with such remedies to be cumulative and not mutually exclusive. This section shall not be applicable if the Executive is terminated upon or within one year subsequent to a Change in Control, provided that such termination is for reasons other than Cause as defined in Section 10(a)(i) hereof.

SECTION 15.                                CONFIDENTIALITY.

        Unless she obtains the prior written consent of the Employer, the Executive shall at all times keep confidential and shall refrain from using for the benefit of herself, or any person or entity other than the Employer or its subsidiaries or affiliates, any material document or information obtained from the Employer or its subsidiaries or affiliates, in the course of her employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of her own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 15 shall prevent the Executive, with or without the Employer’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding or the Company’s public reporting requirements to the extent that such participation or disclosure is required under applicable law.

SECTION 16.                                SOLICITATION.

        The Executive hereby covenants and agrees that, for a period of two years following her termination of employment with the Employer for any reason, she shall not, without the written consent of the Employer, either directly or indirectly:

        (a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Employer or any of its subsidiaries or affiliates to terminate her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14;

        (b) provide any information, advice or recommendation with respect to any such officer or employee to any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Employer or any of its subsidiaries or affiliates to terminate her or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14; or

        (c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank.

SECTION 17.                                NO EFFECT ON EMPLOYEE BENEFIT PLANS OR PROGRAMS.

        The termination of the Executive’s employment during the Employment Period or thereafter, whether by the Employer or by the Executive, shall have no effect on the vested rights of the Executive under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, or other employee benefit plans or programs, or compensation plans or programs in which the Executive was a participant.

SECTION 18.                                SUCCESSORS AND ASSIGNS.

        (a) This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other parties; provided, however, that the Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by an assumption agreement in form and substance  satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place.  Failure of the Employer to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Executive to compensation from the Employer in the same amount and on the same terms as the compensation pursuant to Sections 9 or 11 hereof.  For purposes of implementing the provisions of this Section 18(a), the date which any such succession without an assumption agreement becomes effective shall be deemed the date of termination of the Executive’s employment.

        (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

SECTION 19.                                NOTICES.

        Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

Diane L. Wishnafski
At the address last appearing
on the personnel records of
the Employer

If to the Employer:

NewAlliance Bank
195 Church Street
New Haven, CT  06510
(or the address of the Bank’s principal executive office, if different)
Attention: Chairman of the Board

with a copy, in the case of a notice to the Employer, to:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
Washington, D.C.  20005
Attention:  Raymond A. Tiernan, Esq.
Philip R. Bevan, Esq.

SECTION 20.                                INDEMNIFICATION FOR ATTORNEYS’ FEES.

        (a) The Employer shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees and expenses, incurred by her in connection with or arising out of any action, suit or proceeding in which she may be involved, as a result of her efforts, in good faith, to defend or enforce the terms of this Agreement.  For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Employer’s obligations hereunder shall be conclusive evidence of the Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

        (b) The Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Executive or others.  Unless it is determined that a claim made by the Executive was either frivolous or made in bad faith, the Employer agrees to pay as incurred (and in any event no later than March 15 of the year immediately following the year in which incurred), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of or in connection with her consultation with legal counsel or arising out of any action, suit, proceeding or contest (regardless of the outcome thereof) by the Employer, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.  This Section 20(b) shall apply whether such consultation, action, suit, proceeding or contest arises before, on, after or as a result of a Change in Control.

SECTION 21.                                SEVERABILITY.

        A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

SECTION 22.                                WAIVER.

        Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

SECTION 23.                                COUNTERPARTS.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

SECTION 24.                                GOVERNING LAW.

        This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut applicable to contracts entered into and to be performed entirely within the State of Connecticut, except to the extent that federal law controls.

SECTION 25.                                HEADINGS AND CONSTRUCTION.

        The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

SECTION 26.                                ENTIRE AGREEMENT; MODIFICATIONS.

        This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including that certain employment agreement dated April 1, 2004 between the Employer and the Executive and the amended and restated employment agreements between the Employer and the Executive effective as of January 3, 2006 and June 27, 2006.  No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that if the Employer determines, after a review of the final regulations issued under Section 409A of the Code and all applicable IRS guidance, that this Agreement should be further amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, the Employer may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by Section 409A of the Code.

SECTION 27.                                REQUIRED REGULATORY PROVISIONS.

        Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

SECTION 28.  DISPUTE RESOLUTION.

        (a) In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement or the breach hereof, the parties hereto shall use their best efforts to settle such dispute, claim, question or disagreement.  To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

        (b) If they do not reach such a solution within a period of thirty (30) days, then the parties agree first to endeavor in good faith to amicably settle their dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (the “AAA”), before resorting to arbitration.

        (c) Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or the breach thereof, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in effect at the time demand for arbitration is made by any such party.  The parties shall mutually agree upon a single arbitrator within thirty (30) days of such demand.  In the event that the parties are unable to so agree within such thirty (30) day period, then within the following thirty (30) day period, one arbitrator shall be named by each party.  A third arbitrator shall be named by the two arbitrators so chosen within ten (10) days after the appointment of the first two arbitrators.  In the event that the third arbitrator is not agreed upon, she shall be named by the AAA.  Arbitration shall occur in New Haven, Connecticut or such other location as may be mutually agreed to by the parties.

        (d) The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction.  The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code.  The prevailing party shall be entitled to receive any award of pre- and post-award interest as well as attorney’s fees incurred in connection with the arbitration and any judicial proceedings related thereto.  The parties acknowledge that this Agreement evidences a transaction involving interstate commerce.  The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section.  Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration.  Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

        IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officers and the Executive has hereunto set her hand, all as of the date of the restatement of this Agreement.

        THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

______________________________________
Diane L. Wishnafski, Executive

ATTEST:	NEWALLIANCE BANK

By:_____________________________	By:____________________________________
Name:__________________________	Name:_________________________________
Title:___________________________	Title:__________________________________

[Seal]